Exhibit 3.A

SIXTH AMENDMENT
TO
GENERAL PARTNERSHIP AGREEMENT
OF
SOUTHERN NATURAL GAS COMPANY
June 29, 2011

SIXTH AMENDMENT
TO
GENERAL PARTNERSHIP AGREEMENT
OF
SOUTHERN NATURAL GAS COMPANY
     This SIXTH AMENDMENT to GENERAL PARTNERSHIP AGREEMENT OF SOUTHERN NATURAL GAS COMPANY (the “Amendment”), is made and entered into as of this 29th day of June, 2011, by EPPP CIG GP Holdings, L.L.C., a Delaware limited liability company (“EPPP CIG”), and EPPP SNG GP Holdings, L.L.C., a Delaware limited liability company (“EPPP SNG”), each as a general partner of the Partnership (collectively, “the Partners”).
WITNESSETH:
     WHEREAS, Southern Natural Gas Company (“SNGC”), a Delaware corporation, owned and operated an interstate natural gas pipeline system and, through its subsidiaries, conducted other businesses; and
     WHEREAS, in accordance with Section 266 of the Delaware General Corporation Law (“DGCL”) and Section 15-901 of the Delaware Revised Uniform Partnership Act (“DRUPA”), SNGC was converted (the “Conversion”) into a Delaware general partnership (the “Partnership”), with the Partnership’s existence deemed in accordance with DRUPA Section 15 901(d) to have commenced on the date that SNGC commenced its existence as a Delaware corporation; and
     WHEREAS, pursuant to the General Partnership Agreement of Southern Natural Gas Company (the “Agreement”) and the Conversion, the stockholders of SNGC, El Paso SNG Holding Company, L.L.C., a Delaware limited liability company (“EP SNG”) and EPPP SNG, became general partners of the Partnership, all of the issued and outstanding shares of capital stock in SNGC were converted into Partnership Interests in the Partnership, and the stockholders of SNGC became the owners of all of the Partnership Interests in the Partnership, each holding the Percentage Interest set forth opposite its name on Annex I to the Agreement; and
     WHEREAS, pursuant to the Contribution and Exchange Agreement dated September 17, 2008, the Agreement was amended on September 30, 2008 to reflect the contribution, transfer and conveyance to EPPP SNG of a 15% Percentage Interest in the Partnership such that EPPP SNG owned a 25% Partnership Interest and EP SNG owned a 75% Partnership Interest; and
     WHEREAS, pursuant to the Contribution Agreement dated June 17, 2010, the Agreement was amended on June 23, 2010, and again on June 30, 2010, to reflect the contribution, transfer and conveyance to EPPP SNG of an additional 16% Percentage Interest, and an additional 4%

Percentage Interest, respectively, in the Partnership such that EPPP SNG owned a 45% Partnership Interest and EP SNG owned a 55% Partnership Interest; and
     WHEREAS, pursuant to the Contribution Agreement dated November 12, 2010, the Agreement was amended on November 19, 2010, to reflect the contribution, transfer and conveyance to EPPP SNG of an additional 15% Percentage Interest in the Partnership such that EPPP SNG owned a 60% Partnership Interest and EP SNG owned a 40% Partnership Interest; and
     WHEREAS, pursuant to the Contribution Agreement dated March 4, 2011, the Agreement was amended on March 14, 2011, to reflect the contribution, transfer and conveyance to EPPP SNG of an additional 25% Percentage Interest in the Partnership such that EPPP SNG owned an 85% Partnership Interest and EP SNG owned a 15% Partnership Interest; and
     WHEREAS, pursuant to the Contribution Agreement dated June 29, 2011, and for good and valuable consideration, EP SNG agreed to contribute, transfer and convey to EPPP CIG a 15% Partnership Interest in the Partnership; and
     WHEREAS, in accordance with Section 3.4 of the Agreement, the Partners and the Management Committee of SNGC have expressly approved and consented (and do hereby expressly approve and consent) to the admission of EPPP CIG or its designee as a partner of SNGC owning a 15% Partnership Interest and having all of the rights, privileges and obligations relating thereto, including the right to vote on Partnership matters.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby agree:
     1. Annex I to the Agreement shall be deleted in its entirety and shall be replaced with the attached Annex I.
     2. In accordance with Section 3.4 of the Agreement, the Partners and the Management Committee of SNGC have expressly approved and consented (and do hereby expressly approve and consent) to the admission of EPPP CIG or its designee as a partner of SNGC owning a 15% Partnership Interest and having all of the rights, privileges and obligations relating thereto, including the right to vote on Partnership matters.
     3. This Amendment shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all right and remedies being governed by said laws.

     IN WITNESS WHEREOF, the Partners have executed this Amendment as of the date first set forth above.

PARTNERS: EPPP CIG GP HOLDINGS, L.L.C.
By:	/s/ John J. Hopper
	Name:	John J. Hopper
Title: Vice President and Treasurer

EPPP SNG GP HOLDINGS, L.L.C.

By:	/s/ John J. Hopper
	Name:	John J. Hopper
Title: Vice President and Treasurer
[Signature page to Sixth Amendment to Partnership Agreement of Southern Natural Gas Company]

ANNEX I

		Number of
		Representatives		Identity of
Partner Identity	Percentage	and Alternative	Identity of	Alternate
and Address	Interest	Representatives	Representatives	Representatives	Parent
EPPP CIG GP Holdings, L.L.C. El Paso Building 1001 Louisiana Houston, Texas 77002 Attention:	15%	1 Representative and up to 1 Alternate	Daniel B. Martin	William G. Cope	El Paso Pipeline Partners, L.P.

EPPP SNG GP Holdings, L.L.C. El Paso Building 1001 Louisiana Houston, Texas 77002 Attention:	85%	3 Representatives and up to 3 Alternates	James C. Yardley Norman G. Holmes Michael J. Varagona		El Paso Pipeline Partners, L.P.